EXHIBIT 16.1

February 6, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the four paragraphs of Item 4 included in the Form 8-K dated February 6, 2004 of Fulton Financial Corporation, The Drovers and Mechanics Bank Salary Deferral Plan, Fulton Financial Affiliates’ 401(k) Savings Plan and Trust, and Fulton Financial Corporation Profit Sharing Plan, to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC

cc: Mr. Charles J. Nugent, CFO, Fulton Financial Corporation